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                                                                    EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                       Year
                                                   --------------------------------------------
                                                   1999     1998       1997      1996      1995
                                                   ----     -----      ----      ----      ----
Fixed charges:
    Interest expense (1)                           $245     $ 301      $270      $284      $315
    Distributions on preferred securities of
        subsidiary trust, net of income taxes        26        26        26        23        --
    Estimated interest portion of rents              27        21        14        19        19
                                                   ----     -----      ----      ----      ----

        Total fixed charges                        $298     $ 348      $310      $326      $334
                                                   ====     =====      ====      ====      ====


Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                      $623     $ 763      $648      $540      $413
    Fixed charges (2)                               272       322       284       303       334
                                                   ----     -----      ----      ----      ----

        Adjusted income                            $895     $1085      $932      $843      $747
                                                   ====     =====      ====      ====      ====

Ratio of income to fixed charges                   3.00      3.12      3.01      2.59      2.24
                                                   ====     =====      ====      ====      ====


------------------------

(1) Includes interest unrelated to borrowings of $3 million in 1999, $16 million in 1998, $12 million in 1997, $11 million in 1996 and $23 million in 1995.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes in 1999, 1998, 1997 and 1996.